Exhibit 10.1
EXECUTION COPY
CREDIT AGREEMENT
dated as of
June 22, 2006
among
ALON USA ENERGY, INC.,
as Borrower,
The Lenders Party Hereto
and
CREDIT SUISSE,
as Administrative Agent

SCHEDULES:

Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 1.01(c)-A		Excluded Properties
Schedule 1.01(c)-B		Mortgaged Properties
Schedule 2.01	-	Commitments
Schedule 3.07(c)	-	Condemnation Proceedings
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Real Property
Schedule 3.20(b)	-	Leasehold Interests
Schedule 6.01	-	Indebtedness

EXHIBITS:

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D-1	-	Form of Opinion of Bracewell and Giuliani LLP
Exhibit D-2	-	Form of Opinion of Jones Day
Exhibit E	-	Form of IDB Intercreditor Agreement
Exhibit F	-	Form of Bank of America Intercreditor Agreement
Exhibit G	-	Holly Consent and Agreement
Exhibit H	-	Paramount Consent and Agreement

     CREDIT AGREEMENT dated as of June 22, 2006, among ALON USA ENERGY, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and CREDIT SUISSE, a bank organized under the laws of Switzerland, acting through its Cayman Islands branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
          The Borrower has requested the Lenders to provide (a) a term loan facility (the “Paramount Facility”) available in the form of a single Borrowing on the Closing Date in an aggregate principal amount of $400,000,000 to (i) finance the acquisition (the “Paramount Acquisition”) of Paramount Petroleum Corporation (“Paramount”) by the Borrower, (ii) repay certain outstanding indebtedness of Paramount and its subsidiaries, (iii) pay a special dividend to the holders of common stock of the Borrower and (iv) pay fees and expenses related to the Paramount Acquisition and (b) a term loan facility (the “Edgington Facility”) available in the form of a single Borrowing on the later to occur of the Closing Date and the date on which the Edgington Acquisition (as defined below) is consummated (the “Edgington Closing Date”) in an aggregate principal amount of $50,000,000 to (i) finance the acquisition (the “Edgington Acquisition”) of Edgington Oil Company (“Edgington”) by the Borrower, (ii) acquire certain inventory for Edgington and (iii) pay fees and expenses related to the Edgington Acquisition. Capitalized terms used but not defined in this paragraph shall have the meanings given them in Article I.
          The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions; Construction; Incorporation by Reference
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Additional Assets” means:
(1)	any property, plant or equipment used in a Related Business;

(2)	the Equity Interests of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Borrower or another Restricted Subsidiary; or

(3)	Equity Interests constituting a minority interest in any person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Sections 6.04 and 6.06, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified.
          “Alon Assets” shall mean Alon Assets, Inc., a Delaware corporation.
          “Alon Operating” shall mean Alon USA Operating, Inc., a Delaware corporation.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Margin” shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage set forth below under the caption “Eurodollar” or “ABR”, as the case may be, based upon the ratings of the Loans by S&P and Moody’s as of the relevant date of determination:

	Ratings
	(S&P/Moody’s)	Eurodollar	ABR
Category 1	BB or higher/Ba2 or higher	1.75%	0.75%
Category 2	BB-/Ba3	2.00%	1.00%
Category 3	B+/B1	2.25%	1.25%
Category 4	B/B2 or lower	2.50%	1.50%
          For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Loans (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 4, (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Loans shall fall within different Categories, the Applicable Margin shall be based on the lower of the two ratings and (c) if the ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating of such rating agency most recently in effect prior to such change or cessation.
          “Asset Sale” shall mean the sale, transfer or other disposition (including by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Restricted Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of Holly or any of the Restricted Subsidiaries (including through the sale or issuance by a Restricted Subsidiary of its Equity Interests), other than (i) any sale or issuance to the Borrower or any Subsidiary Guarantor, (ii) any issuance of directors’ qualifying shares, (iii) any sale or issuance of common stock of Alon Assets, Paramount Holdings or Alon Operating to management or employees of the Borrower or any such Restricted Subsidiary under any employee stock option or stock purchase plan or employee benefit plan or otherwise in connection with the employment or retention of any such manager or employee and (iv) any issuance of Equity Interests of the Borrower or (b) any other assets of the Borrower or any of the Restricted Subsidiaries, other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business or (ii) trademark license agreements entered into by Subsidiaries as licensors in the ordinary course of business and consistent with past practice.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate per annum equal to the swap fixed rate equivalent of a floating rate per annum equal to the LIBO Rate at the time of determination plus the Applicable Margin, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
          “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.
          “Bank of America Agreement” shall mean the Amended and Restated Credit Agreement dated as of July 26, 2005, among the lenders parties thereto, Bank of America, N.A., Société Générale and Paramount.
          “Bank of America Discharge Date” means the date on which the principal of and interest accrued on all loans and all letter of credit disbursements under the Bank of America Agreement and any Refinancing Indebtedness of Paramount Holdings or any of the Paramount Subsidiary Parties in respect thereof (other than any such Refinancing Indebtedness under the IDB Agreement) shall have been paid in full, all letters of credit issued under the Bank of America Agreement shall have expired or been drawn in full and the commitments under the Bank of America Agreement shall have been terminated.
          “Bank of America Intercreditor Agreement” shall mean an Intercreditor Agreement in the form of Exhibit F hereto among Bank of America, N.A., Credit Suisse, Paramount Petroleum Corporation, Paramount of Oregon, Inc. and Paramount of Washington, Inc.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Board of Directors” with respect to a person means the Board of Directors of such person or any committee thereof duly authorized to act on behalf of such Board; provided, however, that for purposes of the definition of “Change of Control”, the term “Board of Directors” with respect to a person shall mean the Board of Directors of such person, but not any committee thereof.

          “Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be reasonably acceptable to the Administrative Agent.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, (b) Capital Lease Obligations incurred by the Borrower and its consolidated subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation (other than any such proceeds or awards that are reflected in Net Cash Provided by Operating Activities) and (ii) expenditures which represent any part of the aggregate consideration paid in connection with any acquisition of a line of business or all or substantially all of the assets or Equity Interests of a person, and (c) costs incurred with respect to turnarounds, chemical catalysts, licensing, imaging and other operating costs of the Borrower or any Subsidiary that, in each case, are classified as deferred assets in accordance with GAAP.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Consideration” shall mean an amount in cash equal to $120,000,000.
          “Casualty” shall have the meaning assigned to such term in Section 5.11.
          “Casualty Proceeds” shall have the meaning assigned to such term in Section 5.11.

          “CFC” shall mean (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
          A “Change of Control” shall be deemed to have occurred if:
(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2)	individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(4)	the merger or consolidation of the Borrower with or into another person or the merger of another person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, (i) holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before the transaction or (ii) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Loans and either (i) is or becomes a Subsidiary of the transferor of such assets or (ii) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Closing Date” shall mean the date designated by the Borrower, in a notice delivered to the Administrative Agent not fewer than two Business Days prior to such date, as the date on which the Borrowing is to be made under the Paramount Facility.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document and shall include the Mortgaged Properties.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Each Lender’s Commitment at any time shall be allocated between the Paramount Facility and the Edgington Facility, ratably in accordance with the amounts of those Facilities at such time. Unless the context shall otherwise require, the term “Commitments” shall include the Incremental Loan Commitments.
          “Commodity Agreement” means in respect of a person any commodity or raw material futures contract, commodity or raw materials option or other agreement or arrangement designed to protect such person against fluctuations in commodity or raw materials prices, other than hydrocarbons.
          “Condemnation” shall have the meaning assigned to such term in Section 5.11.

          “Condemnation Proceeds” shall have the meaning assigned to such term in Section 5.11.
          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 2006.
          “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters (which may include fiscal quarters prior to the Closing Date) in respect of which financial statements have been provided to the Administrative Agent and made available to the Lenders pursuant to the requirements set forth in Section 5.04 to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
(1)	if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Borrower or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the

Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets (including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder) which constitutes all or substantially all of an operating unit of a business or where the Investment exceeds $5,000,000, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)	if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or any acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings (including EBITDA) relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation, to the extent that such Indebtedness was Incurred for working capital purposes.
          “Consolidated Interest Expense” means, with respect to the Borrower for any period, the sum of, without duplication:

(1)	the consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs);

(2)	the consolidated interest expense of the Borrower and the Restricted Subsidiaries that was capitalized during such period; and

(3)	interest accruing on any Indebtedness of any other person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Borrower or any Restricted Subsidiary, all determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, for any period, the net income of the Borrower and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1)	any net income of any person (other than the Borrower) if such person is not a Restricted Subsidiary, except that:
(A)	subject to the exclusion contained in clause (4) below, the Borrower’s equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Borrower’s equity in a net loss of any such person for such period shall not be included in determining such Consolidated Net Income;
(2)	any net income (or loss) of any person acquired by the Borrower or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any gain (or loss), after income tax effect, realized upon the sale or other disposition of any assets of the Borrower, its consolidated Subsidiaries or any other person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss), after income tax effect, realized upon the sale or other disposition of any Equity Interests of any person;

(4)	extraordinary gains or losses net of income tax effect and any positive income tax effect related to such gains or losses; and

(5)	the cumulative effect of a change in accounting principles net of income tax effect and any positive income tax effect related to such gains or losses;
in each case, for such period. Notwithstanding the foregoing, for the purposes of Section 6.02 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Borrower or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 6.02(a)(3)(D).
          “Contribution Agreement” means the Contribution Agreement dated as of January 25, 2005, among Holly, the Transferors, Newco 1, Newco 2, Alon USA, LP and Alon USA, Inc, as in effect on the date hereof.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Currency Agreement” means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.
          “Deemed Asset Value” means, with respect to any issuance or sale of Equity Interests, 80% of the value of assets (other than cash) received by the Borrower from such issuance or sale; provided, however, that such value shall be deemed to be equal to the fair market value of such assets as determined in good faith by the Board of Directors of the Borrower and recorded in a written board resolution provided to the Administrative Agent.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Disqualified Stock” means, with respect to any person, any Equity Interests which by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable at the option of the holder) or upon the happening of any event:
(1)	mature or are mandatorily redeemable (other than redeemable only for Equity Interests of such person which are not themselves Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	are convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	are mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the date that is 91 days after the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Maturity Date shall not constitute Disqualified Stock if:
(1)	the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the terms applicable to the Loans and described in Sections 2.22 and 6.05; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Loans, including the purchase of any Loans pursuant thereto.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such person.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “EBITDA” for any period means the sum of Consolidated Net Income, plus the following (in each case for such period) to the extent deducted in calculating such Consolidated Net Income:
(1)	all income tax expense of the Borrower and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Borrower and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Borrower and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period but including any non-cash charge representing “last-in first-out” inventory costs in excess of estimated replacement costs); and

(5)	minority interests in income of the Restricted Subsidiaries of the Borrower;
less all non-cash items to the extent they represent cash items in any future period (including any non-cash item that is a reversal or recovery of any non-cash charge that represented “last-in first-out” inventory costs in excess of estimated replacement costs), in each case on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
          “Edgington Facility” shall have the meaning assigned in the recitals to this Agreement.
          “Edgington Purchase Agreement” shall mean the Agreement and Plan of Merger dated as of April 28, among Apex Oil Company, Inc., Edgington Oil Company, EOC Acquisition, LLC and the Borrower.
          “Effective Date” shall mean the date on which the conditions to the initial borrowing hereunder set forth in Section 4.01 shall have been satisfied.
          “Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements, in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
          “Equity Issuance” shall mean any issuance or sale by the Borrower of any Equity Interests of the Borrower, except in each case for (a) any issuance or sale to any Restricted Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of the Borrower to management or employees of the Borrower under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time or otherwise in connection with the employment or retention of any such manager or employee.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a Administrative Agent to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt from any Multiemployer Plan by the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount equal to 50% of the amount by which (a) Net Cash Provided by Operating Activities for such fiscal year exceeds (b) the sum, without duplication, of (i) (A) Capital Expenditures made in cash during such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or financed with the proceeds of Indebtedness or other proceeds that would not be included in Net Cash Provided by Operating Activities) and (B) cash consideration paid during such fiscal year to make acquisitions or other capital investments (except to the extent financed by incurring Indebtedness) and (ii) the aggregate principal amount of Long-Term Indebtedness (other than Long-Term Indebtedness incurred under any revolving or similar facility) repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (A) mandatory prepayments of Loans under Section 2.13 and (B) repayments or prepayments of Long-Term Indebtedness financed by incurring other Indebtedness.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any State or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean the Fee Letter dated April 29, 2006, between the Borrower and the Administrative Agent.
          “Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, treasurer or controller of such person.
          “Foreign Lender” shall mean any Lender that is organized under the laws of, or the applicable lending office of which is located in, a jurisdiction outside the United States of America.
          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or legislative or regulatory body.
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean a Guarantee and Collateral Agreement prepared by counsel for the Collateral Agent and reasonably satisfactory in form and substance to each Lender and the Borrower under which (i) the Borrower and the Subsidiary Guarantors shall assign and pledge the Collateral (as defined therein) to secure the Obligations (as defined therein) and (ii) each Subsidiary Guarantor shall guarantee the due and punctual payment and performance of the Obligations for the ratable benefit of the Secured Parties.

          “Guarantee and Collateral Requirement” shall mean, at any time, the requirement that:
          (a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Guarantee and Collateral Agreement, duly executed on behalf of such Loan Party or (ii) in the case of any person that becomes a Loan Party after the Effective Date, a supplement to such agreement, in the form specified therein, duly executed on behalf of such Loan Party;
          (b) all outstanding Equity Interests held by the Borrower and any Subsidiary Guarantor (other than the Equity Interests of any Unrestricted Subsidiary), shall have been pledged pursuant to the Guarantee and Collateral Agreement or another agreement in form and substance reasonably satisfactory to the Administrative Agent, and the Collateral Agent shall have received, in the case of any certificated Equity Interests (except to the extent otherwise provided in the Intercreditor Agreements), the certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto duly endorsed in blank;
          (c) all Indebtedness of the Borrower, any Subsidiary or any other person that is owing to any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement and any obligation in an amount greater than $250,000 included in such Indebtedness shall be evidenced by a writing (which, if such writing is a promissory note, shall have been delivered to the Collateral Agent, except to the extent otherwise provided in the Intercreditor Agreements, together with instruments of transfer with respect thereto endorsed in blank); provided that, for so long as the Paramount Intercompany Notes are not pledged to any lender in support of any obligations of the Borrower or any of the Subsidiaries, Paramount shall not be required to pledge the Paramount Intercompany Notes to the Collateral Agent;
          (d) all documents and instruments, including all Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created by the Guarantee and Collateral Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
          (e) (i) the Collateral Agent shall have received counterparts of Mortgages with respect to all the Mortgaged Properties, duly executed and delivered by the record owners or lessees, as the case may be, of such Mortgaged Properties, (ii) the Mortgage with respect to each Mortgaged Property shall have been filed and recorded in the appropriate recording office and the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation (or the Collateral Agent shall have received a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Agent, insuring such Mortgage as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.08)) and (iii) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements and reinsurance as shall have been reasonably requested by the

Collateral Agent, insuring the Mortgages as valid first liens on the Mortgaged Properties (other than with respect to pipeline assets), free of Liens other than those permitted under Section 6.08, together with all existing surveys and all legal opinions required to be furnished pursuant to the terms of the Mortgages or reasonably requested by the Collateral Agent; and
          (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.
          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Hedging Agreement” shall mean any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.
          “Hedging Obligations” of any person means the obligations of such person pursuant to any Hedging Agreement.
          “Holly” shall mean Holly Energy Partners, L.P., a Delaware limited partnership.
          “Holly Consent and Agreement” shall mean the Consent and Agreement, among the Administrative Agent and Holly, substantially in the form of Exhibit G hereto.
          “Holly Mortgage and Deed of Trust” shall mean the Mortgage and Deed of Trust (with Security Agreement) dated as of March 1, 2005, between Alon USA, LP, a Texas limited partnership, and Holly.
          “Hydrocarbon Agreement” means in respect of a person any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option or other agreement or arrangement designed to protect such person against fluctuations in the price of hydrocarbons or refined products therefrom.
          “IDB Agreement” shall mean the Amended Revolving Credit Agreement dated as of February 15, 2006, among Alon USA, LP, the subsidiaries of the Borrower parties thereto, the lenders parties thereto and Israel Discount Bank of New York, as agent, as such agreement may be amended from time to time.
          “IDB Intercreditor Agreement” shall mean a Lien Subordination and Intercreditor Agreement in the form of Exhibit E hereto among Credit Suisse, Israel Discount Bank of New York and the Borrower.
          “Incremental Borrowing” shall mean a Borrowing comprised of Incremental Loans.
          “Incremental Lender” shall mean a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.
          “Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.
          “Incremental Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Loans to the Borrower.
          “Incremental Loan Maturity Date” shall mean the final maturity date of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.
          “Incremental Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.
          “Incremental Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Loans may be made in the form of additional Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Loan Assumption Agreement, Other Loans.
          “Incur” shall mean issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:
(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;
will each not be deemed to be the Incurrence of Indebtedness.
          “Indebtedness” means, with respect to any person on any date of determination (without duplication):
(1)	the principal in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

(3)	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (including any contingent obligation of such person to purchase crude oil or other inventory pursuant an Inventory Financing Arrangement, but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such person, including in connection with the purchase of crude oil in the ordinary course of business, to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such person or, with respect to any Preferred Stock of any Subsidiary of such person, the principal amount of such Equity Interests to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such person.
Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business or asset, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business or asset after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
          The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
          “Indemnification Agreement” shall mean the Indemnification Agreement dated as of February 28, 2005, between Newco 2 and HEP Logistics Holdings, L.P., a Delaware limited partnership.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Borrower.
          “Intercompany Notes” means the intercompany notes held by the Borrower and certain of the Subsidiaries pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement.
          “Intercreditor Agreements” shall mean the Bank of America Intercreditor Agreement and the IDB Intercreditor Agreement.

          “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2006 and (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a Eurodollar Borrowing or conversion of a Eurodollar Borrowing to an ABR Borrowing.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interest Rate Agreement” means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.
          “Inventory Financing Arrangement” means any arrangement for the purchase or supply of crude oil or other inventory of the Borrower and the Subsidiaries that is effectively an alternative to a working capital financing arrangement.
          “Investment” in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 6.02:
(1)	“Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower (other than any newly formed subsidiary of an Unrestricted Subsidiary in which neither the Borrower nor any Restricted Subsidiary shall have made any Investment) at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.
          “Lenders” shall mean (a) the persons listed on Schedule 2.01 and (b) any other person that has become a party hereto pursuant to an (i) Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) or (ii) Incremental Loan Assumption Agreement.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for a period equal to such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement, each Incremental Loan Assumption Agreement and the Security Documents.
          “Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

          “Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.01. Unless the context shall otherwise require, the term “Loans” shall include any Incremental Loans made to the Borrower pursuant to clause (b) of Section 2.01.
          “Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, results of operations or financial condition of the Borrower and the Subsidiaries or the Borrower and the Restricted Subsidiaries, in each case taken as a whole, (b) a material impairment of the ability of the Loan Parties to perform any of their material obligations under any Loan Document to which any of them is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean the seventh anniversary of the Closing Date.
          “Moody’s” shall mean Moody’s Investors Service Inc.
          “Mortgage and Deed of Trust” shall mean the Mortgage and Deed of Trust (with Security Agreement) dated as of February 10, 2005, between Alon USA, LP, a Texas limited partnership, and Holly.
          “Mortgaged Properties” shall mean, at any time, all real properties, including leasehold interests and pipeline rights of way, owned or leased by the Borrower and the Subsidiary Guarantors as of such time (except for those real properties specified on Schedule 1.01(c)-A). The Mortgaged Properties on the date hereof are set forth on Schedule 1.01(c)-B.
          “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.01 or Section 5.10, each prepared by counsel for the Collateral Agent and reasonably satisfactory in form and substance to each Lender and the Borrower.

          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received, but excluding proceeds of any business interruption insurance), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable on gains realized on such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts of or with respect to any Indebtedness (other than Indebtedness hereunder or under the IDB Agreement or Bank of America Agreement, and other than any such Indebtedness assumed by the purchaser of such asset) secured by the asset sold in such Asset Sale that are required to be repaid with such proceeds and (iv) the principal amount, premium or penalty, if any, interest and other amounts of or with respect to any Indebtedness under the IDB Agreement or Bank of America Agreement that is (A) required to be repaid with such proceeds under the IDB Agreement or Bank of America Agreement as in effect on the date hereof, (B) required to be repaid with such proceeds under the IDB Agreement or the Bank of America Agreement as in effect on the date hereof as a result of such Asset Sale or (C) otherwise repaid with such proceeds in the case of any direct sale of inventory or accounts receivable (as opposed to a sale of a Subsidiary or business unit including inventory or accounts receivable); and (b) with respect to any incurrence or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes paid and customary fees, commissions, costs and other expenses incurred in connection therewith. Notwithstanding the foregoing, the Borrower may, as to any amounts that would, but for this sentence, constitute Net Cash Proceeds of an Asset Sale, deliver to the Administrative Agent, at the time of receipt of such amounts, a certificate of a Responsible Officer stating that the Borrower intends to reinvest such amounts in productive assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries (and, to the extent the assets sold in such Asset Sale constituted Collateral, which will be subject to a first priority perfected security interest securing the Obligations under this Agreement), within 360 days of receipt of such amounts, and such amounts shall be deemed not to constitute Net Cash Proceeds if, so long as and to the extent that (i) no Default or Event of Default shall have occurred and be continuing at the time of delivery of such certificate or at the proposed time of the application of such amounts, (ii) such amounts shall, pending their use to acquire such assets, be deposited with and held by the Collateral Agent in an account (a “Reinvestment Account”) over which the Collateral Agent shall have sole control and exclusive rights of withdrawal, and which shall be subject to a security interest in favor of the Collateral Agent under the Guarantee and Collateral Agreement, (iii) the aggregate amount held pending reinvestment at any time pursuant to this sentence shall not exceed $40,000,000 and (iv) such amounts shall in fact be reinvested in assets meeting the requirements set forth above within such 360-day period (it being agreed that any amounts as to which any of the foregoing requirements shall at any time not be satisfied shall constitute Net Cash Proceeds and be applied to prepay Loans to the extent required by Section 2.13).
          “Net Cash Provided By Operating Activities” shall mean, for any period, “Net Cash Provided By Operating Activities” of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in a manner consistent with that used in preparing the consolidated combined statements of cash flows of the Borrower delivered to the Administrative Agent prior to the date hereof and referred to in Section 3.05.
          “Newco 1” shall mean Alon Pipeline Assets, LLC, a Texas limited liability company.
          “Newco 2” shall mean Alon Pipeline Logistics, LLC, a Delaware limited liability company.
          “Newco 2 Notes” shall mean the promissory notes in an aggregate principal amount of $112,000,000 issued by Alon USA, LP to Newco 2.
          “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
          “Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Borrower.
          “Officers’ Certificate” means a certificate signed by two Officers.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.
          “Other Loans” shall have the meaning assigned to such term in Section 2.23(a).
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Paramount Consent and Agreement” shall mean the Consent and Agreement dated as of June 16, 2006, among the Administrative Agent and the stockholders of Paramount, substantially in the form of Exhibit H hereto.
          “Paramount Facility” shall have the meaning assigned in the recitals to this Agreement.

          “Paramount Guarantee and Collateral Condition” shall mean, at any time, (a) that Paramount Holdings, Paramount and its subsidiaries shall be in compliance with the Guarantee and Collateral Requirement and (b) that all restrictions (including the restrictions imposed by Section 9.19 hereof and by the Bank of America Intercreditor Agreement), other than any restrictions imposed by the IDB Intercreditor Agreement, on the ability of the Collateral Agent to apply amounts realized on the Guarantees of and security interests created by Paramount and its subsidiaries and the Paramount Holdings Limited Guarantee under the Security Documents to satisfy the Obligations (as defined in the Guarantee and Collateral Agreement) shall have ceased to be effective.
          “Paramount Holdings” shall mean Paramount Petroleum Holdings, Inc., a Delaware corporation.
          “Paramount Holdings Limited Guarantee” shall mean the Guarantee by Paramount Holdings of the Obligations of Paramount and its subsidiaries under the Bank of America Agreement in the form heretofore furnished to the Administrative Agent, which Guarantee shall represent a claim solely against the Equity Interests of Paramount owned by Paramount Holdings and shall otherwise be non-recourse to Paramount Holdings and its assets.
          “Paramount Intercompany Notes” shall mean (i) the $2,000,000 subordinated intercompany note dated as of January 16, 2006 of Paramount-Nevada Asphalt Company, LLC payable to Paramount and (ii) the $5,000,000 subordinated intercompany note dated as of December 30, 2004 of Paramount-Nevada Asphalt Company, LLC payable to Paramount.
          “Paramount Purchase Agreement” shall mean the Stock Purchase Agreement dated as of April 28, 2006, among the stockholders of Paramount Petroleum Corporation and the Borrower.
          “Paramount Subsidiary Parties” means Paramount and each subsidiary of Paramount that has provided a Guarantee of, or granted a security interest in any of its assets to support, indebtedness under the Bank of America Agreement.
          “P&T Agreement” shall mean the Pipeline and Terminals Agreement dated as of February 28, 2005, between Alon USA, LP, a Texas limited partnership, and Holly.
          “P&T Contracts” shall mean the Contribution Agreement, the P&T Agreement, the limited partnership agreement of Holly (including any amendment thereto), the Mortgage and Deed of Trust, the Indemnification Agreement, the SNDA and all other agreements entered into in connection with the Pipeline Transactions.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Perfection Certificate” shall mean a certificate in a form approved by the Administrative Agent setting forth information required or reasonably requested by the

Collateral Agent to enable the Collateral Agent to determine whether the Liens created by the Security Documents have been properly perfected.
          “Permitted Holders” means Alon Israel Oil Company, Ltd, a private company organized under the laws of Israel; Mishkey Galile Elion Agricultural Corporation, A. H. Holdings and Investment In Fuels & Energy Ltd., Mishkey Harei Yehuda Agricultural Corporation, Granot Cooperative Regional Organization Corp., Mishkey Hanegev Export Ltd., Mishkey Darom Agricultural Corporation, Mishkey Beit Shean, Mishkey Emek Hayarden Ltd., Mishkey Hamifratz (1993) Ltd. and Mishkey Emek Israel Ltd., each a company organized under the laws of Israel; Bielsol Investments (1987) Ltd., a private company organized under the laws of Israel; Africa Israel Investments Ltd., a public company organized under the laws of Israel; Tabris Investments Inc., a private company organized under the laws of the British Virgin Islands; and David Weissman (or any trustee acting on behalf of David Weissman).
          “Permitted Investment” shall mean an Investment by the Borrower or any Restricted Subsidiary in:
(1)	the Borrower, a Restricted Subsidiary or a person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another person if, as a result of such Investment, such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that such person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary in an aggregate amount not to exceed $2,000,000;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale as permitted pursuant to Section 6.05;

(9)	any person where such Investment is acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(11)	any person to the extent such Investment consists of Hedging Obligations otherwise permitted by Section 6.01;

(12)	loans or advances in the ordinary course of business and consistent with past practice to distributors or wholesalers of products of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $15,000,000;

(13)	any person to the extent such Investment is in existence on the Closing Date; and

(14)	so long as no Default has occurred and is continuing (or would result therefrom), any person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (14), does not exceed $5,000,000.
             “Permitted Liens” means, with respect to any person:
(1)	pledges or deposits by such person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board and (B) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment, of such person; provided, however, that the Lien may not extend to any other property owned by such person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	(i) Liens to secure Indebtedness permitted to be Incurred pursuant to Sections 6.01(b)(1) or (2) and (ii) Liens on property, plant and equipment to secure Indebtedness permitted to be Incurred pursuant to Section 6.01(b)(13);

(8)	rights of a common owner of any interest in property held by such person;

(9)	any interest or title of a lessor under an operating lease or a Capital Lease Obligation permitted hereunder;

(10)	Liens existing on the Closing Date;

(11)	Liens on property or shares of Equity Interests of another person at the time such other person becomes a Subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12)	Liens on property at the time such person or any of the Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or a Subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(13)	Liens securing Indebtedness or other obligations owed to and held by the Borrower or a Subsidiary Guarantor;

(14)	Liens securing Hedging Obligations permitted hereunder;

(15)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (10), (11) or (12); provided, however, that:
(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (10), (11) or (12) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(16)	any “permitted exceptions” under any of the Mortgages encumbering the Mortgaged Properties.
          For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Pipeline Transactions” shall mean (i) the contribution, transfer, assignment or delivery by the Transferors, as a capital contribution, of the Contributed Assets (as defined in the Contribution Agreement) to Newco 1, (ii) the assignment by the Transferors of the Assumed Liabilities (as defined in the Contribution Agreement) to Newco 1 and the assumption of such Assumed Liabilities by Newco 1, (iii) the transfer to Newco 2 of all of the Equity Interests held by the Transferors in Newco 1, (iv) the transfer by Newco 2 to Holly of its Equity Interests in Newco 1 in consideration for the PT Consideration, (v) the execution and delivery of the P&T Agreement and (v) the other transactions provided for in the Contribution Agreement and in the P&T Agreement.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Preferred Stock,” as applied to the Equity Interests of any person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class of such person.
          “Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
          “PT Consideration” shall mean (A) the payment by Holly to Newco 2 or its designee of the Cash Consideration and (B) the delivery by Holly to Newco 2 of certificates representing the Unit Consideration.
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary outstanding or permitted to be

Incurred by the Borrower on the Closing Date under the terms of this Agreement or Incurred after the Closing Date in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
          provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Borrower or (B) Indebtedness of the Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Reinvestment Account” shall have the meaning assigned to such term in the definition of Net Cash Proceeds.
          “Related Business” means any business in which the Borrower or any of the Subsidiaries was engaged on the Closing Date and any business related, ancillary or complementary to any business of the Borrower or any of the Subsidiaries in which the Borrower or any of the Subsidiaries was engaged on the Closing Date.
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any money market account, investment account, fund or other account that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such person and such person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, Lenders holding a majority in principal amount of the Loans outstanding at such time or, if no Loans shall be outstanding, Lenders representing a majority in principal amount of the Commitments.
          “Responsible Officer” of any person shall mean any of the chairman of the board of directors, chief executive officer and Chief Financial Officer of such person.
          “Restricted Payment” with respect to any person means:
(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its Equity Interests (other than dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable solely to the Borrower or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower held by any person or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of the Borrower (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Borrower that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any person;

          “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
          “S&P” shall mean Standard & Poor’s Rating Service.
          “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or a Restricted Subsidiary on the Closing Date or thereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a person (other than to the Borrower or a Restricted Subsidiary) and the Borrower or a Restricted Subsidiary leases it from such person.
          “SCS” means Southwest Convenience Stores, LLC, a Texas limited liability company.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Securities Act” means the U.S. Securities Act of 1933, as amended.
          “SPV” shall have the meaning assigned to such term in Section 9.04(i).
          “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 5.10.
          “SNDA” shall have the meaning assigned in the Mortgage and Deed of Trust.
          “Stated Maturity” means, with respect to any security or obligation, the date specified in such security as the fixed date on which the final payment of principal of such security or obligation is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or obligation at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Obligation” means, with respect to a person, any Indebtedness of such person (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Loans or a Subsidiary Guaranty of such person, as the case may be, pursuant to a written agreement to that effect.
          “Subordination Agreement” means the Subordination Agreement, among the Administrative Agent, the Borrower and certain subsidiaires of the Borrower relating to the Intercompany Notes.
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any direct or indirect subsidiary of the Borrower. For purposes of this Agreement, Paramount and its subsidiaries shall be deemed to be Subsidiaries at all times on the Closing Date and Edgington and its subsidiaries shall be deemed to be Subsidiaries at all times on the Edgington Closing Date.
          “Subsidiary Guarantor” means each Subsidiary of the Borrower other than (a) the Unrestricted Subsidiaries, (b) any Subsidiary that is a CFC, to the extent the Borrower has advised the Administrative Agent in writing that tax consequences adverse to the Borrower would result if such Subsidiary were to become a Subsidiary Guarantor. The Subsidiary Guarantors as of the Closing Date are set forth in Schedule 1.01(b).
          “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Borrower’s obligations with respect to the Loans.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
          “Temporary Cash Investments” means any of the following:
(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), Israel Discount Bank of New York, Bank Leumi USA or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.
          “Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding (i) Indebtedness of the type described in clause (4) of the definition of such term, except to the extent of any unreimbursed drawings thereunder and (ii) Indebtedness of Newco 2 in an aggregate principal amount not to exceed $111,000,000).
          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Transferors” shall mean each of T&R Assets, Inc., a Texas corporation, Fin-Tex Pipeline Company, a Texas corporation, and Alon USA Refining, Inc., a Delaware corporation.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such

Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
          “Unit Consideration” shall mean 937,500 Class B Subordinated Units representing limited partner interests in Holly.
          “Unrestricted Subsidiary” means:
(1)	Alon USA Interests, LLC and its Subsidiaries existing on the date hereof and any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $5,000 or less or (B) if such Subsidiary has assets greater than $5,000, such designation would be permitted by Section 6.02.
          The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Borrower could Incur $1.00 of additional Indebtedness under Section 6.01(a) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
          “Voting Stock” of a person means all classes of Equity Interests or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “wholly owned” shall mean, in respect of any subsidiary of any person, that Equity Interests representing 100% of the Equity Interests (except for directors’ qualifying shares and shares issued to management or employees) of such subsidiary are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          SECTION 1.03. Incorporation by Reference. The provisions of the following Sections or Articles, as the case may be, of the IDB Agreement, as amended, are incorporated herein by reference in their entirety as in effect on the date hereof with the same effect as if set forth in full herein (with the defined terms used therein, including defined terms used in other defined terms, having the meanings assigned to them in the IDB Agreement except as expressly set forth below):
   (A) Section 7.01(a)(xiii), which shall be deemed for all purposes to be incorporated into Article V hereof.
   (B) Section 10.01(n), (o), (p), (q), (r) and (s), which shall be deemed for all purposes to be incorporated into Article VII hereof.
          It is agreed that the purpose of the foregoing incorporation is to afford the Lenders, with respect to their Loans, substantially the protections afforded by the incorporated provisions to the lenders under the IDB Agreement with respect to the loans of such lenders, and the provisions set forth or incorporated by reference in this Section shall be construed accordingly.

ARTICLE II
The Credits
          SECTION 2.01. Commitments and Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan in dollars to the Borrower (a) on the Closing Date in a principal amount equal to such Lender’s Commitment under the Paramount Facility and (b) on the later to occur of the Closing Date and the Edgington Closing Date in a principal amount equal to such Lender’s Commitment under the Edgington Facility. Amounts paid or prepaid in respect of the Loans may not be reborrowed.
          (b) Each Lender having an Incremental Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Loan Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Loan Commitment. Amounts paid or prepaid in respect of Incremental Loans may not be reborrowed.
          SECTION 2.02. Loans. (a) Each Loan shall be made as part of a single Borrowing consisting of the Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
          (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03 or 2.10. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) be inconsistent with the obligations of such Lender under Section 2.21.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the

Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          SECTION 2.03. Borrowing Procedure. In order to request the Borrowing under Section 2.01, the Borrower shall hand deliver, telecopy or send by electronic communication to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than noon, New York City time, three Business Days before the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing. The Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of the Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of the Borrowing; and (v) if the Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, the Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in the notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in the notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Loan of such Lender as provided in Section 2.11.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request that the Loan made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the earlier to occur of (i) the first date on which the full amount of each of the Paramount Facility and the Edgington Facility has been drawn by the Borrower and (ii) August 31, 2006, a commitment fee (a “Commitment Fee”) equal to a rate per annum equal to one half of the Applicable Margin on the daily unused amount of the Commitments from the 46th day after execution of this Agreement to the date of such payment. The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
          (c) All Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Administration Agent Fees shall be refundable under any circumstances.
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07 and 9.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (b) Subject to the provisions of Section 2.07 and 9.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.07. Default Interest. At any time when a Default or an Event of Default shall have occurred and be continuing, each of the interest rates referred to in Section 2.06 shall be increased by 2.00% per annum. If the Borrower shall default in the payment of any amount (other than the principal of any Loan) becoming due hereunder or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment), at the rate per annum that would be applicable to an ABR Loan under Section 2.06 plus 2.00% per annum.
          SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice or notice by electronic communication of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section shall be conclusive absent manifest error.
          SECTION 2.09. Termination of Commitments. The Commitments shall automatically terminate at 5:00 p.m., New York City time, on August 31, 2006. In the event that the initial Borrowing shall occur prior to that time, then (a) if the Edgington Acquisition shall have occurred at the time of, or shall occur simultaneously with, the initial Borrowing under the Paramount Facility, the Commitments (other than any Incremental Loan Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall terminate at the time of (and after giving effect to) such initial Borrowing and (b) if the Edgington Acquisition shall not yet have occurred, the Commitments in respect of the Paramount Facility shall terminate at the time of such initial Borrowing and the balance of the Commitments (other than any Incremental Loan Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall automatically terminate at the earlier of the time of (and after giving effect to) the Borrowing under the Edgington Facility or 5:00 p.m., New York City time, on August 31, 2006. Notwithstanding the foregoing, the Borrower shall be permitted to terminate any undrawn Commitments at any point upon written notice no less than five Business Days before the effective date of such termination.
          SECTION 2.10. Conversion and Continuation of Borrowings. (a) The Borrower shall have the right at any time upon prior irrevocable telephonic notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, on the day of the proposed conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (iii) not later than noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, in each case followed by prompt written notice, subject in each case to the following:
   (A) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
   (B) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings;
   (C) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
   (D) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

   (E) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
   (F) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
   (G) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
          (b) Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) the date of such conversion or continuation (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.
          SECTION 2.11. Repayment of Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each of the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans under the Paramount Facility (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(c) and 2.23(d)) equal to the amount set forth opposite such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Quarterly Reporting Period
Ending on or About	Scheduled Repayment of Loans
September 30, 2006	$1,000,000.00
December 31, 2006	$1,000,000.00
March 31, 2007	$1,000,000.00
June 30, 2007	$1,000,000.00

Quarterly Reporting Period
Ending on or About	Scheduled Repayment of Loans
September 30, 2007	$1,000,000.00
December 31, 2007	$1,000,000.00
March 31, 2008	$1,000,000.00
June 30, 2008	$1,000,000.00
September 30, 2008	$1,000,000.00
December 31, 2008	$1,000,000.00
March 31, 2009	$1,000,000.00
June 30, 2009	$1,000,000.00
September 30, 2009	$1,000,000.00
December 31, 2009	$1,000,000.00
March 31, 2010	$1,000,000.00
June 30, 2010	$1,000,000.00
September 30, 2010	$1,000,000.00
December 31, 2010	$1,000,000.00
March 31, 2011	$1,000,000.00
June 30, 2011	$1,000,000.00
September 30, 2011	$1,000,000.00
December 31, 2011	$1,000,000.00
March 31, 2012	$1,000,000.00
June 30, 2012	$1,000,000.00
September 30, 2012	$1,000,000.00
December 31, 2012	$1,000,000.00
March 31, 2013	$1,000,000.00
Maturity Date	$373,000,000.00
TOTAL:	$400,000,000.00
          (ii) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Repayment Date after the Edgington Closing Date, or if any such date is not a Business Day, on the next preceding Business Day, a principal amount of the Loans under the Edgington Facility (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(c) and 2.23(d)) equal to one quarter of one percent of the aggregate amount of the Edgington Facility, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, with the balance of the Loans under the Edgington Facility becoming due on the Maturity Date.
          (iii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders, on each Incremental Loan Repayment Date, a principal amount of the Other Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(c)) equal to the amount set forth for such date in the applicable Incremental Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

          (b) In the event and on each occasion that the Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Loan, the installment payable on each Repayment Date in respect of the Paramount Facility or the Edgington Facility, as the case may be, shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.
          (c) To the extent not previously paid, all Loans and Other Loans shall be due and payable on the Maturity Date and the Incremental Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
          (d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
          SECTION 2.12. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice or notice by electronic communication (or telephone notice promptly confirmed by written or telecopy notice or notice by electronic communication) in the case of Eurodollar Loans, or written or telecopy notice or notice by electronic communication (or telephone notice promptly confirmed by written or telecopy notice or notice by electronic communication) on the date designated for such prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.12 and of each Lender’s portion of any prepayment.
          (b) Optional prepayments of Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11(a)(i) and (ii).
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.
          (d) All prepayments under this Section shall be accompanied by accrued and unpaid interest on the principal amount prepaid to but excluding the date of payment.
          SECTION 2.13. Mandatory Prepayments.
          (a) In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply all such Net Cash Proceeds to prepay outstanding Loans.
          (b) Not later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2006, and

(ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in an aggregate principal amount equal to 50% of Excess Cash Flow for such fiscal year (or (A) if, on the last day of any fiscal year, the Borrower has a ratio of Total Debt outstanding on such date to EBITDA for the four fiscal quarters then ended of less than or equal to 3.0 to 1.0 but greater than 2.0 and 1., 25% of Excess Cash Flow for such fiscal year or (B) if, on the last day of any fiscal year, the Borrower has a ratio of Total Debt outstanding on such date to EBITDA for the four fiscal quarters then ended of less than or equal to 2.0 to 1.0, 0% of Excess Cash Flow for such fiscal year). The aggregate amount of any prepayment under this paragraph (b) shall not exceed (x) for the fiscal year ending on December 31, 2006, $5,000,000 or (y) otherwise, $10,000,000, in each case reduced by the amount of any amortization payments made during such year under Section 2.11(a)(i) and (ii).
          (c) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata among the Loans (and, to the extent the applicable Incremental Loan Assumption Agreements shall so specify, the Other Loans) and applied pro rata against the remaining scheduled installments of principal due in respect of the Loans and the Other Loans under Sections 2.11(a)(i), (ii) and (iii).
          (d) The Borrower shall, to the extent practicable, notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment under this Section not fewer than three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amounts prepaid. All prepayments of Borrowings under this Section shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
          (e) Notwithstanding any other provision of this Section, the Borrower may defer any prepayment of less than $1,000,000 that would otherwise be required to be made under this Section until the aggregate amount of all prepayments so deferred shall exceed $1,000,000, at which time the Borrower shall make all such deferred prepayments.
          (f) All amounts required to be paid pursuant to this Section 2.13 shall be applied first, to prepay outstanding Loans of Lenders that accept the same. Any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.13, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). All such accepted prepayments shall be applied first, to the scheduled installments of principal due in respect of the Loans under Section 2.11 within 12 months of the date on which such prepayment is made and second, pro rata to the remaining scheduled installments of principal due in respect of the Loans under Section 2.11. Thereafter, the remaining Declined Proceeds shall be retained by the Borrower.
          (g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. If at the time of any prepayment pursuant to Section 2.13 there shall be outstanding Borrowings of different Types, and if some but not all Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to the outstanding Borrowings of the accepting Lenders.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 20 days after its receipt of the same.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
   (A) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
   (B) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (A) or (B) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
          (b) For purposes of this Section, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.17. Pro rata Treatment. Except as required under Sections 2.13(f) and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Administrative Agent Fees, if applicable.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date of any payment that the Borrower will not make the payment, the Administrative Agent may assume that the Borrower has made the payment in accordance with paragraph (a) above and the Administrative Agent may, in reliance upon such assumption, disburse such payment to the Lenders in accordance with this Agreement. If the Administrative Agent shall have so disbursed the payment to the Lenders, to the extent that the Borrower shall not have made the payment to the Administrative Agent, each Lender agrees to return any amount paid to it by the Administrative Agent in reliance on this clause (c) forthwith on demand together with interest thereon, for each day from the date such demand until the date such amount is returned to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
          SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.08, and that has been consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, (1) require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (2) in the case of clause (iv) only, prepay all Loans of such Lender; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14 and Section 2.16; provided further that, if prior to any such transfer and assignment in accordance with clause (i), (ii) or (iii), the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
          SECTION 2.22. Change of Control. (a) Upon the occurrence of a Change of Control, each Lender shall have the right to require that the Borrower prepay such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.
          (b) Within 30 days following any Change of Control, the Borrower shall mail a notice to each Lender with a copy to the Administrative Agent (the “Change of Control Offer”) stating:
     (1) that a Change of Control has occurred and that such Lender has the right to require the Borrower to purchase such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase;
     (2) the circumstances and relevant facts regarding such Change of Control;
     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
     (4) the instructions, as determined by the Borrower, consistent with this Section, that a Lender must follow in order to have its Loans purchased.
          (c) The Borrower shall purchase all Loans as to which any Change of Control Offer shall be accepted on the purchase date specified in the notice referred to in paragraph (b) above. Notwithstanding the foregoing provisions of this Section, the Borrower shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section applicable to a Change of Control Offer made by the Borrower and purchases all Loans under such Change of Control Offer.
          SECTION 2.23. Incremental Loans. (a) The Borrower may, by written notice to the Administrative Agent, from time to time, request Incremental Loan Commitments from one or more Incremental Lenders, which may include any proposed Lender, for the purpose of financing one or more acquisitions permitted under the terms of this Agreement; provided that (i) the sum of the Incremental Loan Commitments and the outstanding Loans shall in no event exceed $500,000,000 (or $550,000,000 if the

Edgington Facility shall have been drawn) and (ii) each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days or more than 60 days after the date of such notice), and (iii) whether such Incremental Loan Commitments are commitments to make additional Loans or commitments to make term loans with terms different from those applicable to the Loans (“Other Loans”).
          (b) The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Lender. Each Incremental Loan Assumption Agreement shall specify the terms of the Incremental Loans to be made thereunder; provided that (i) the final maturity date of any Other Loans shall be no earlier than the Maturity Date, (ii) the Average Life of any Other Loans shall be no shorter than the Average Life of the Loans, (iii) to the extent inconsistent with the terms of this Agreement, the other terms and conditions in respect of any Other Loans shall be reasonably satisfactory to the Administrative Agent, and (iv) if the initial yield on any Other Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Loans and (y) if such Other Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the Average Life of such Other Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Margin for Eurodollar Loans, then the Applicable Margin for all Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Loans. The Administrative Agent shall promptly notify each Lender of the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent appropriate in the judgment of the Administrative Agent to reflect the existence and terms of the Incremental Loan Commitments and the Incremental Loans established or provided for therein, as well as, to the extent applicable, any modifications to the covenants or other provisions set forth herein that shall apply to such Incremental Loans, as contemplated above in this Section 2.23(b).
          (c) Notwithstanding the foregoing, no Incremental Loans shall be made or Incurred under this Section 2.23 unless (i) at the time of and after giving effect to such Incurrence, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Consolidated Coverage Ratio of the Borrower would not be less than 3.0 to 1.0 for the most recent period of four fiscal quarters for which financial statements shall have been delivered to the Lenders, giving pro forma effect to the Incurrence of such Incremental Loans and other events customarily adjusted for in pro forma financial computations (including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the Incurrence of such Incremental Loans) in a manner satisfactory to the Administrative Agent and (iii) except as otherwise specified in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders to the extent requested thereby) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Article IV (and relevant thereto).
          (d) Each of the parties hereto agrees that the Administrative Agent may, in consultation with the Borrower, take any and all actions as it shall deem reasonably necessary to ensure that all Incremental Loans (other than Other Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement. In addition, to the extent any Incremental Loans are not Other Loans, the scheduled amortization payments under Sections 2.11(a)(i) and (ii) required to be made after the making of such Incremental Loans shall be ratably increased by the aggregate principal amount of such Incremental Loans.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
          SECTION 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

          SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents, the borrowings hereunder, the use of the proceeds of such borrowings, the creation of the Liens created by the Security Documents and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of such Loan Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or material filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) recordation of the Mortgages in the offices specified on Schedule 3.19 and (c) those which will have been made or obtained and which will be in full force and effect on the Closing Date.
          SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheets and statements of income, stockholder’s equity and cash flows (x) as of and for the fiscal years ended December 31, 2005, 2004 and 2003, audited by and accompanied by the opinion of KPMG LLP, independent public accountants and (y) as of and for the fiscal quarter ended March 31, 2006, certified by a Financial Officer, and (ii) its consolidated balance sheets and statements of income and cash flows for the monthly period ending April 30, 2006. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets, and, with respect to the annual and quarterly statements, the notes thereto, disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof.

Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except that the financial statements described in clauses (i)(y) and (ii) do not contain notes thereto and are subject to normal year-end adjustments.
          (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of and for the four-fiscal quarter period ending on March 31, 2006, prepared giving effect to the Transactions (including the Paramount Acquisition and the Edgington Acquisition) as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of such four-fiscal quarter period. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions were believed by the Borrower on the date of delivery thereof and are believed by the Borrower on the date hereof and as of the Closing Date to be reasonable), are based on the best information reasonably available to the Borrower as of the date of delivery thereof, accurately reflect all material adjustments required to be made to give effect to the Transactions, and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
          (c) Together with any delivery of the consolidated financial statements described in paragraphs (a) and (b) above, the Borrower has heretofore delivered to the Lenders the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
          SECTION 3.06. No Material Adverse Change. Since December 31, 2005, no event or condition has occurred or existed that has resulted, or could reasonably be expected to result, in a materially adverse effect on the business, assets, results of operations, financial condition or prospects of the Borrower and the Subsidiaries, taken as a whole.
          SECTION 3.07. Title to Properties; Possession Under Leases.
          (a) The Borrower and each of the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Properties), except for Permitted Liens and minor defects in title that in each case do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.08.
          (b) The Borrower and each of the Subsidiaries has complied with all material obligations under all leases to which it is a party and all such leases are in full force and effect. The Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
          (c) Except as set forth in Schedule 3.07(c), the Borrower has not received any notice of, and does not have any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
          (d) Neither the Borrower nor any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
          SECTION 3.08. Subsidiaries. There exist no Subsidiaries except Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and, as to each such Subsidiary, the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Borrower and the Subsidiaries. The Equity Interests indicated to be owned by the Borrower and the Subsidiaries on Schedule 3.08 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens (other than Liens expressly permitted under Section 6.08).
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          SECTION 3.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.
          SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.
          SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that (i) to the extent such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed to be reasonable in light of the circumstances when made and due care in the preparation of such information, report, financial statement, exhibit or schedule and (ii) with respect to Paramount, Edgington and their respective subsidiaries, the representations in this Article III are made to the Borrower’s knowledge.
          SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $6,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all under funded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $6,000,000 the fair market value of the assets of all such under funded Plans.
          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for the Subsidiaries as of the date hereof and the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and, when the deliveries of certificates representing pledged Equity Interests and Indebtedness that are certificated have been made and financing statements in appropriate form have been filed in the offices specified on Schedule II to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.08.
          (b) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all the right, title and interest of the Borrower and each Subsidiary Guarantor in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Subsidiary Guarantor in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.08 and in accordance with the Intercreditor Agreements, where applicable.
          SECTION 3.20. Location of Real Property. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property and, if applicable, the addresses thereof which is owned in fee by the Borrower and the Subsidiary Guarantors.
          (b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased through valid leasehold interests by the Borrower and the Subsidiary Guarantors and the addresses thereof.
          SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
          SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and each Subsidiary Guarantor will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and each Subsidiary Guarantor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and each Subsidiary Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and each Subsidiary Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date on which the Loans are made hereunder.
          SECTION 3.23. Senior Indebtedness. Obligations of the Borrower hereunder constitute senior indebtedness (however denominated) in respect of any subordinated Indebtedness of the Borrower or any Subsidiary Guarantor.

ARTICLE IV
Conditions of Lending
          SECTION 4.01. Conditions of Lending. The obligations of the Lenders to make Loans as part of any Borrowing hereunder are subject to the satisfaction of the following conditions:
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
          (b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed on or prior to the date of such Borrowing, and at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.
          (d) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Bracewell and Giuliani LLP, substantially to the effect set forth in Exhibit D-1 and (ii) Jones Day, substantially to the effect set forth in Exhibit D-2, in each case (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders and (iii) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.
          (e) All legal matters related to this Agreement, the other Loan Documents and the Transactions shall be satisfactory to the Lenders and to the Administrative Agent and, to the extent previously requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Section 326 of the USA Patriot Act.
          (f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or comparable document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the copy certified by the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.
          (g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions precedent set forth in paragraphs (b) and (c) above and paragraph (i) below.
          (h) The Administrative Agent shall have received all Administrative Agent Fees and other amounts due and payable on or prior to the date of the initial borrowing hereunder, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
          (i) The Guarantee and Collateral Requirement shall be satisfied.
          (j) The Administrative Agent shall have received a copy of the Bank of America Intercreditor Agreement and the IDB Intercreditor Agreement, executed by each of the parties thereto, and copies, certified by a Financial Officer, of the Bank of America Agreement and the IDB Agreement and all guarantee and security documentation related to each such agreement, all as in effect on the date hereof and on the Closing Date (and none of the foregoing shall have been amended or modified in a manner adverse in any material respect to the rights or interests of the Lenders).
          (k) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) specified by the Collateral Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are permitted under Section 6.08 or have been or will be contemporaneously released or terminated.
          (l) The Collateral Agent shall have received a Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of the Borrower.
          (m) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.
          (n) The Administrative Agent shall have received one or more environmental assessment reports, in form and substance and from an independent environmental assessment firm satisfactory to the Agent, and the Agent shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and the Subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such subsidiaries with respect thereto.
          (o) The Lenders shall have received the audited and unaudited financial statements and reports referred to in Section 3.05, which financial statements and reports shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.
          (p) The Borrower shall have in effect credit ratings of the Loans from each of S&P and Moody’s.
          (q) All requisite Governmental Authorities shall have approved or consented to the Transactions to the extent required by applicable law or regulation, all applicable appeal periods shall have expired and there shall not be any pending or, to the knowledge of the Borrower, threatened litigation or governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or to result in a Material Adverse Effect.
          (r) The Paramount Acquisition shall have been consummated in accordance with applicable law and on the terms and subject to the conditions set forth in the Paramount Purchase Agreement without giving effect to any waiver or modification of such terms or conditions that could adversely affect the creditworthiness of the Borrower or the rights or interests of the Lenders and that shall not have been approved by the Required Lenders.
          (s) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that the Transactions that are to occur on or prior to the date of such Borrowing shall have been completed in a manner and on terms consistent with the schedules of sources and uses of funds and the financial projections heretofore furnished to the Lenders, and after giving effect to such Transactions, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans hereunder and (ii) the Indebtedness listed on Schedule 6.01.
          (t) In the case of the borrowing under the Edgington Facility, the Edgington Acquisition shall have been consummated in accordance with applicable law and on the terms and subject to the conditions set forth in the Edgington Purchase

Agreement without giving effect to any waiver or modification of such terms or conditions that could adversely affect the creditworthiness of the Borrower or the rights or interests of the Lenders and that shall not have been approved by the Required Lenders.
          (u) The Administrative Agent shall be satisfied that, and the Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that the ratio of Total Debt of the Borrower and the Restricted Subsidiaries on a consolidated basis on the Closing Date to the Borrower’s consolidated pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the Closing Date (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, giving pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period) shall be no more than 2.5 to 1.0.
          (v) The Agent shall have received a certificate from the Chief Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
          (w) The Administrative Agent shall have received a copy of the (i) Holly Consent and Agreement and (ii) Paramount Consent and Agreement, in each case executed by each of the parties thereto, and all related documentation, all as in effect on the date hereof and on the Closing Date (and none of the foregoing shall have been amended or modified in a manner adverse in any material respect to the rights or interests of the Lenders).
          (x) The Administrative Agent shall have received a copy of the Subordination Agreement, executed by each of the parties thereto, as in effect on the date hereof and on the Closing Date (and none of the foregoing shall have been amended or modified in a manner adverse in any material respect to the rights or interests of the Lenders).
ARTICLE V
Affirmative Covenants
          The Borrower covenants and agrees with each Lender that on the Closing Date and so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:
          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by insurers reasonably acceptable to the Collateral Agent; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law; provided, however that in no event shall the Borrower’s insurance for property and business interruption be for less than a combined single limit of $300,000,000.
          (b) Use best efforts to cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Subsidiary Guarantors under such policies directly to the Collateral Agent; cause any distribution payable under any such policy that is not so endorsed to be payable for the joint account of the Borrower and the Collateral Agent (and not payable individually to the Borrower) and promptly take all steps necessary to cause such distribution to be payable for the sole account of the Collateral Agent, acting on behalf of the Lenders; cause all such policies to provide that none of the Borrower, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent, on behalf of the Lenders and the Secured Parties, respectively, may reasonably require from time to time to protect their interests; deliver certificates of insurance evidencing the insurance required herein to the Collateral Agent; and cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Borrower (which notice the Borrower hereby agrees to deliver to the Collateral Agent within one Business Day of receipt); and deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal reasonably satisfactory to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as required by Regulation H of the Board, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
          (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.
          SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof that would otherwise not be permitted by Section 6.08; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien and, in the case of a material Mortgaged Property, there is no risk of forfeiture of such property.
          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which will distribute to each Lender:
          (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Responsible Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
          (c) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
          (d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, accompanied by the Borrower’s calculation of Excess Cash Flow for the applicable fiscal year;
          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
          (f) promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received in final form by any such person from its certified public accountants;
          (g) promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

          (h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          Documents required to be delivered pursuant to Section 5.04(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address www.alonusa.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) at the request of the Administrative Agent, the Borrower shall deliver paper copies of any such documents to the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice, within two Business Days of any event described in clause (a) below and otherwise within five Business Days, of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;
          (d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
          (e) any written notice received by the Borrower or any Subsidiary from Holly, or provided by the Borrower or any Subsidiary to Holly, pursuant to the P&T Agreement or the Contribution Agreement that (i) relates to a default or alleged default by any party under either such Agreement or (ii) could reasonably be expected to result in (A) the termination or suspension of the P&T Agreement or (B) a Material Adverse Effect.
          SECTION 5.06. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.
          (b) Use commercially reasonable efforts to cause the Loans to be continuously rated by S&P and Moody’s.
          SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.
          SECTION 5.08. Senior Indebtedness Designation. In the event that the Borrower or any Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of the Borrower or such Subsidiary, take all actions necessary to cause the obligations of the Borrower hereunder to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the obligations of the Borrower hereunder are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.
          SECTION 5.09. Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Collateral Agent may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times, all at the expense of the Borrower and the Subsidiary Guarantors. The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) Furnish to the Collateral Agent prior written notice of any change (i) in the corporate name of the Borrower or any Subsidiary Guarantor, (ii) in the identity or corporate structure or jurisdiction of formation of the Borrower or any Subsidiary Guarantor and (iii) in the Federal Taxpayer Identification Number of the Borrower or any Subsidiary Guarantor. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or are simultaneously made) under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and the Borrower agrees to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees to notify the Administrative Agent, within five Business Days of such occurrence, if any material portion of the Collateral is damaged or destroyed.
          (c) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.
          (d) The Administrative Agent may request, at the Borrower’s expense, a market value appraisal, in form and substance reasonably satisfactory to the Administrative Agent, of the Collateral, with such appraisal conducted by an appraiser selected by the Borrower and reasonably satisfactory to the Administrative Agent (i) after the occurrence, and during the continuance of a Default or (ii) if the Administrative Agent provides a certificate to the Borrower to the effect that it has reasonable grounds to believe that (x) there has been a material reduction in the value of the Collateral or (y) any appraisal conducted with respect to the Collateral was inaccurate in any material respect.
          SECTION 5.10. Mortgaged Property Casualty and Condemnation. (a) Notwithstanding any other provision of this Agreement or the Security Documents, the Collateral Agent is authorized, at its option (for the benefit of the Secured Parties), to collect and receive, to the extent payable to the Borrower or any Subsidiary Guarantor, all insurance proceeds (other than proceeds from business interruption insurance), damages, claims and rights of action under any insurance policies with respect to any casualty or other insured damage (“Casualty”) to any portion of any Mortgaged Property (collectively, “Casualty Proceeds”), unless the amount of the related Casualty Proceeds is less than $1,000,000 and an Event of Default shall not have occurred and be continuing. The Borrower agrees to notify the Collateral Agent and the Administrative Agent, in writing, within five Business Days after the Borrower obtains notice or knowledge of any Casualty to a Mortgaged Property, which notice shall set forth a description of such Casualty and the Borrower’s good faith estimate of the amount of related damages. The Borrower agrees, subject to the foregoing limitations, to endorse and transfer or cause to be endorsed or transferred any Casualty Proceeds received by it or any Subsidiary Guarantor to the Collateral Agent.
          (b) The Borrower will notify the Collateral Agent and the Administrative Agent immediately upon obtaining knowledge of the institution of any action or proceeding for the taking of any Mortgaged Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner (a “Condemnation”). No settlement or compromise of any claim in connection with any such action or proceeding relating to Mortgaged Property with an aggregate fair market value of more than $2,000,000 shall be made without the consent of the Collateral Agent, which consent shall not be unreasonably withheld or delayed. The Collateral Agent is authorized, at its option (for the benefit of the Secured Parties), to collect and receive all proceeds of any such Condemnation in excess of $2,000,000 (in each case, the “Condemnation Proceeds”). The Borrower agrees to execute or cause to be executed such further assignments of any Condemnation Proceeds as the Collateral Agent may reasonably require.
          (c) In the event of any Condemnation of the Mortgaged Property, or any part thereof and subject to the provisions of paragraph (f) below, the Collateral Agent shall apply the Condemnation Proceeds first, in the case of a partial Condemnation, to the repair or restoration of any integrated structure subject to such Condemnation or, in the case of a total or “substantially all” Condemnation, to the location of a replacement property, acquisition of such replacement property and construction of the replacement structures, and second, shall apply the remainder of such Condemnation Proceeds (less the reasonable costs, if any, incurred by the Collateral Agent in the recovery of such Condemnation Proceeds) to prepay obligations outstanding under this Agreement, with any remaining Condemnation Proceeds being returned to the Borrower.
          (d) In the event of any Casualty of less than $50,000,000 with respect to any Mortgaged Property, the Borrower shall, subject to the conditions contained in paragraph (f), restore the Mortgaged Property to substantially its same condition immediately prior to such Casualty. In the event of any Casualty of greater than $50,000,000 with respect to any Mortgaged Property and so long as no Default or Event of Default has occurred and is continuing, the Borrower shall have the option to either:
   (A) restore the Mortgaged Property to a condition substantially similar to its condition immediately prior to such Casualty and to invest the balance, if any, of any Casualty Proceeds in equipment or other assets used in the Borrower’s principal lines of business within 360 days after the receipt thereof; provided that the Borrower, pending such reinvestment, deposits such excess Casualty Proceeds, within five Business Days after the receipt of such proceeds, in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties, or

   (B) direct the Collateral Agent to apply the related Casualty Proceeds to prepay obligations outstanding under this Agreement, with any remaining Casualty Proceeds being returned to the Borrower.
          (e) If required to do so, the Borrower shall make the election contemplated by the immediately preceding paragraph by notifying the Collateral Agent and the Administrative Agent promptly after the later to occur of (A) five Business Days after the Borrower and its insurance carrier reach a final determination of the amount of any Casualty Proceeds and (B) 30 Business Days after the occurrence of the Casualty. If the Borrower shall be required or shall elect to restore the Mortgaged Property, the insufficiency of any Casualty Proceeds or Condemnation Proceeds to defray the entire expense of such restoration shall in no way relieve the Borrower of such obligation so to restore. In the event the Borrower shall be required to restore or shall notify the Collateral Agent and the Administrative Agent of its election to restore, the Borrower shall diligently and continuously prosecute the restoration of the Mortgaged Property to completion. In the event of a Casualty where the Borrower is required to make the election set forth above and the Borrower shall fail to notify the Collateral Agent and the Administrative Agent of its election within the period set forth above or shall elect not to restore the Mortgaged Property, the Collateral Agent shall (after being reimbursed for all reasonable costs of recovery of such Casualty Proceeds) apply such Casualty Proceeds to prepay obligations outstanding under this Agreement. In addition, upon such prepayment, the Borrower shall be obligated to place the remaining portion, if any, of the Mortgaged Property in a safe condition that is otherwise in compliance with the requirements of applicable Governmental Authorities and the provisions of this Agreement and the applicable Mortgage.
          (f) Except as otherwise specifically provided in this Section, all Casualty Proceeds and all Condemnation Proceeds recovered by the Collateral Agent (i) are to be applied to the restoration of the applicable Mortgaged Property (less the reasonable cost, if any, to the Collateral Agent of such recovery and of paying out such proceeds, including reasonable attorneys’ fees, other charges and disbursements and costs allocable to inspecting the Work (as defined below)) and (ii) shall be applied by the Collateral Agent to the payment of the cost of restoring or replacing the Mortgaged Property so damaged, destroyed or taken or of the portion or portions of the Mortgaged Property not so taken (the “Work”) and (iii) shall be paid out from time to time to the Borrower as and to the extent the Work (or the location and acquisition of any replacement of any Mortgaged Property) progresses for the payment thereof, but subject to each of the following conditions:
   (A) the Borrower must promptly commence the restoration process or the location, acquisition and replacement process (in the case of a total or “substantially all” Condemnation) in connection with the Mortgaged Property;
   (B) the Work shall be in the charge of an architect or engineer and before the Borrower commences any Work, other than temporary work to protect property or prevent interference with business, the Collateral Agent shall have received the plans and specifications and the general contract for the Work from the Borrower.

The plans and specifications shall provide for such Work that, upon completion thereof, the improvements shall (y) be in compliance with all requirements of applicable Governmental Authorities such that all representations and warranties of the Borrower relating to the compliance of such Mortgaged Property with applicable laws, rules or regulations in this Agreement or the Security Documents will be correct in all material respects and (z) be substantially similar in value and general utility to the improvements that were on such Mortgaged Property (or that were on the Mortgaged Property that has been replaced, if applicable) prior to the Casualty or Condemnation, and in the case of a Condemnation, subject to the effect of such Condemnation;
   (C) except as provided in (D) below, each request for payment shall be made on seven days’ prior notice to the Collateral Agent and shall be accompanied by a certificate to be made by such architect or engineer, stating (y) that all the Work completed has been done in substantial compliance with the plans and specifications and (z) that the sum requested is justly required to reimburse the Borrower for payments by the Borrower to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the Work (giving a brief description of such services and materials) and that, when added to all sums previously paid out by the Collateral Agent, does not exceed the value of the Work done to the date of such certificate;
   (D) each request for payment in connection with the acquisition of a replacement Mortgaged Property (in the case of a total or “substantially all” Condemnation) shall be made on 30 days’ prior notice to the Collateral Agent and, in connection therewith, (y) each such request shall be accompanied by a copy of the sales contract or other document governing the acquisition of the replacement property by the Borrower and a certificate of the Borrower stating that the sum requested represents the sales price under such contract or document and the related reasonable transaction fees and expenses (including brokerage fees) and setting forth in sufficient detail the various components of such requested sum and (z) the Borrower shall (I) in addition to any other items required to be delivered under this Section), provide the Administrative Agent and the Collateral Agent with such opinions, documents, certificates, title insurance policies, surveys and other insurance policies as they may reasonably request and (II) take such other actions as the Administrative Agent and the Collateral Agent may reasonably deem necessary or appropriate (including actions with respect to the delivery to the Collateral Agent of a first priority Mortgage with respect to such real property for the ratable benefit of the Secured Parties);
   (E) each request shall be accompanied by waivers of lien reasonably satisfactory to the Collateral Agent covering that part of the Work for which payment or reimbursement is being requested and, if reasonably required by the Collateral Agent, by a search prepared by a title company or licensed abstractor or by other evidence reasonably satisfactory to the Collateral Agent, that there has not been filed with respect to such Mortgaged Property any mechanics’ or other lien or instrument for the retention of title in respect of any part of the Work not discharged of record or bonded to the reasonable satisfaction of the Collateral Agent and otherwise permitted by Section 6.08;
   (F) there shall be no Default or Event of Default that has occurred and is continuing;
   (G) the request for any payment after the Work has been completed shall be accompanied by a copy of any certificate or certificates required by law to render occupancy of the improvements being rebuilt, repaired or restored legal; and
   (H) after commencing the Work, the Borrower shall continue to perform the Work diligently and in good faith to completion in accordance with the approved plans and specifications.
Upon completion of the Work and payment in full therefor, the Collateral Agent will disburse to the Borrower the amount of any Casualty Proceeds or Condemnation Proceeds then or thereafter in the hands of the Collateral Agent on account of the Casualty or Condemnation that necessitated such Work to be applied (x) to prepay obligations outstanding under this Agreement, with any excess being returned to the Borrower, or (y) to be reinvested in the Borrower’s principal lines of business within 360 days after the receipt thereof; provided that the Borrower, pending such reinvestment, deposits, within five Business Days of receipt of such amounts, such amounts in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties.
          (g) Nothing in this Section shall prevent the Collateral Agent from applying at any time all or any part of the Casualty Proceeds or Condemnation Proceeds to (i) the curing of any Event of Default under this Agreement or (ii) the payment of any of the Loans after the occurrence and during the continuance of an Event of Default.
ARTICLE VI
Negative Covenants
          SECTION 6.01. Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Borrower and the Restricted Subsidiaries shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto (and to the application of the proceeds thereof) on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.
          (b) Notwithstanding the foregoing paragraph (a), the Borrower and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:
     (1) Indebtedness Incurred by the Borrower and the Subsidiary Guarantors hereunder (including, for the avoidance of doubt, any Incremental Loans);

     (2) Indebtedness Incurred pursuant to one or more revolving credit facilities (including, but not limited to a revolving facility under the IDB Agreement or the Bank of America Agreement); provided that the aggregate principal amount of the Indebtedness outstanding under such facilities shall not exceed $455,000,000;
     (3) Indebtedness owed to and held by the Borrower or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Equity Interests which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans;
     (4) Indebtedness outstanding on the Closing Date (other than Indebtedness described in clause (1) or (2) of this Section);
     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Borrower would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this Section;
     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of this Section or pursuant to clause (2), (3) or (4) of this paragraph (b) or this clause (6);
     (7) Hedging Obligations entered into in the ordinary course of business to purchase any raw material, hydrocarbon, refined product or other commodity or to hedge risks with respect to the Borrower’s or a Restricted Subsidiary’s interest rate, currency, hydrocarbon (or refined products therefrom) or commodity exposure and not for speculative purposes;
     (8) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;
     (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

     (10) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) of this Section or this paragraph (b);
     (11) Indebtedness (including Capital Lease Obligations) Incurred by the Borrower or any of the Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment, (whether through the direct purchase of assets or the Equity Interests of any person owning such assets) within 180 days of such purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $25,000,000;
     (12) Indebtedness of Newco 2 incurred under the Indemnification Agreement; provided that such Indebtedness shall not, at any time, exceed $111,000,000;
     (13) Indebtedness of the Borrower in an aggregate principal amount which, when taken together with all other Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) of this paragraph (b) or paragraph (a) of this section), does not exceed $30,000,000.
          (c) Notwithstanding the foregoing, neither the Borrower nor any Subsidiary Guarantor shall Incur any Indebtedness pursuant to Section 6.01(a) or (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Borrower or a Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Loans or to the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.
          (d) Notwithstanding any of the foregoing or anything else in this Agreement, the Borrower will not, and will not cause or permit any of the Subsidiaries (i) to provide a Guarantee, letter of credit, cash account, security interest or any other form of liquidity or credit support for or in respect of the liabilities or obligations, whether contingent or otherwise, of Newco 2 under the Indemnification Agreement or (ii) other than in the case of Newco 2, to be liable, whether contingently or otherwise, or have any other obligations (A) under the Indemnification Agreement or (B) for or in respect of the liabilities or obligations, whether contingent or otherwise, of Newco 2 under the Indemnification Agreement; provided, however, that one or more Subsidiaries may issue the Newco 2 Notes.
          (e) Notwithstanding the foregoing, Paramount and its Subsidiaries shall not Incur any Indebtedness pursuant to Section 6.01(a) or (b) so long as the Paramount Guarantee and Collateral Condition shall not be met, except that Paramount and its subsidiaries may Incur the Indebtedness referred to in Section 6.01(b)(2)(B), (3), (4), (7), (8), (9) and (11) (and Refinancing Indebtedness in respect of Indebtedness referred to in Section 6.01(b)(2)(B) or (4) or such Refinancing Indebtedness).

          (f) For purposes of determining compliance with this Section 6.01, (1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, the Borrower, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Borrower shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described herein, including under paragraph (a).
          SECTION 6.02. Limitation on Restricted Payments. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:
     (1) a Default shall have occurred and be continuing (or would result therefrom);
     (2) the Borrower is not entitled to Incur an additional $1.00 of Indebtedness under Section 6.01(a); or
     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Closing Date would exceed the sum of (without duplication):
     (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2006 to the end of the most recent fiscal quarter in respect of which financial statements were required to be filed with the SEC (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
     (B) 100% of the aggregate Net Cash Proceeds and the aggregate Deemed Asset Value received by the Borrower from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to a Subsidiary and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of the Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Borrower from its shareholders subsequent to the Closing Date; plus
     (C) the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to the Closing Date of any Indebtedness of the Borrower convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds that were previously received by the Borrower or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Borrower or to an employee stock ownership plan or a trust established by the Borrower or any of the Subsidiaries for the benefit of their employees); plus
     (D) an amount of up to $130,000,000 paid as a distribution to the holders of common stock of the Borrower and its Subsidiaries with proceeds of the Loans under the Paramount Facility; plus
     (E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in any person other than the Borrower or any Restricted Subsidiary resulting from repurchases, repayments or redemptions of such Investments by such person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Borrower or any Restricted Subsidiary and (ii) to the extent such person is an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such person or Unrestricted Subsidiary.
          (b) The provisions of Section 6.02(a) shall not prohibit:
     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Equity Interests of the Borrower (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of the Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 6.02(a)(3)(B);
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such person which is permitted to be Incurred pursuant to Section 6.01; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.02; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;
     (4) so long as no Default has occurred and is continuing, the repurchase, or other acquisition of shares of Equity Interests of the Borrower or any of the Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of the Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Equity Interests; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $2,500,000 in any calendar year (with any unused amount in any calendar year being permitted to be carried over to the succeeding calendar year (but not to any other calendar year), so that the aggregate amount that may be expended in any calendar year, including any carry-over, may not exceed $7,500,000); provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;
     (5) the making of other Restricted Payments that, together with all other Restricted Payments made pursuant to this clause (5) since the Closing Date, do not exceed $30,000,000 in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) any such payment shall be excluded in the calculation of the amount of Restricted Payments.
          SECTION 6.03. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower, (b) make any loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, except:
     (1) with respect to clauses (a), (b) and (c),

     (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date;
     (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;
     (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) or (B) above or this clause (C) or contained in any amendment to an agreement referred to in clauses (A) or (B) above or this clause (C) or pursuant to the Bank of America Agreement; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive that the restrictions in effect in respect of the Indebtedness being Refinanced;
     (D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and
     (2) with respect to clause (c) only,
     (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and
     (B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.
          SECTION 6.04. Merger and Consolidation. (a) The Borrower shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any person, unless:

     (1) the resulting, surviving or transferee person (the “Successor Company”) shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) shall expressly assume, by supplemental agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loans and this Agreement;
     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.01(a); and
     (4) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Agreement provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Borrower or (B) the Borrower merging with an Affiliate of the Borrower solely for the purpose and with the sole effect of reincorporating the Borrower in another jurisdiction.
          For purposes of this Section 6.04, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more of the Restricted Subsidiaries, which properties and assets, if held by the Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower and the Restricted Subsidiaries, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.
          The Successor Company shall be the successor to the Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Loans.
          (b) The Borrower shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any person unless: (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another person (other than to the Borrower or an Affiliate of the Borrower), whether through a merger, consolidation or sale of Equity Interests or assets, if in connection therewith the Borrower provides an Officers’ Certificate to the Administrative Agent to the effect that the Borrower will comply with its obligations under Section 6.05 in respect of such disposition, the resulting, surviving or transferee person (if not such Subsidiary) shall be a person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State hereof or the District of Columbia, and such person shall expressly assume, in a form satisfactory to the Administrative Agent, all the obligations of such Subsidiary, if any, under the Subsidiary Guaranty; (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee person as a result of such transaction as having been issued by such person at the time of such transaction), no Default shall have occurred and be continuing; and (3) the Borrower delivers to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement.
          SECTION 6.05. Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (1) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Sale; (2) except to the extent the Borrower or a Restricted Subsidiary receives Additional Assets in exchange for an Asset Sale, at least 75% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash or cash equivalents; and (3) an amount equal to 100% of the Net Cash Proceeds from such Asset Sale is applied by the Borrower (or such Restricted Subsidiary, as the case may be) in accordance with Section 2.13.
          For the purposes of this Section 6.05(a), the following are deemed to be cash or cash equivalents: (i) the assumption of Indebtedness of the Borrower or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale and (ii) securities received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash.
          SECTION 6.06. Limitation on Affiliate Transactions. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”) unless (1) the terms thereof are no less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a person who is not an Affiliate; (2) if such Affiliate Transaction involves an amount in excess of $5,000,000, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Borrower disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1)

are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and (3) if such Affiliate Transaction involves an amount in excess of $20,000,000, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower and the Restricted Subsidiaries or is not less favorable to the Borrower and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who was not an Affiliate.
          (b) The provisions of Section 6.06(a) shall not prohibit (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 6.02; (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Borrower or its Restricted Subsidiaries, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time; (4) the payment of reasonable fees to directors of the Borrower and its Restricted Subsidiaries who are not employees of the Borrower or its Restricted Subsidiaries, the reimbursement of reasonable out-of-pocket expenses incurred by directors of the Borrower and its Restricted Subsidiaries in connection with attending meetings of the Board of Directors of the Borrower and its Restricted Subsidiaries, the payment of reasonable premiums in respect of customary director’s and officer’s insurance covering directors and officers of the Borrower and its Restricted Subsidiaries and the indemnification of directors and officers of the Borrower and its Restricted Subsidiaries in a manner and to an extent that is customary; (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; (6) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Borrower; (7) any agreement as in effect on the Closing Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Borrower or the Restricted Subsidiaries) and the transactions evidenced thereby.
          SECTION 6.07. Limitation on Line of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary, to engage in any business other than a Related Business. The Borrower will not permit Newco 2 to engage in any business or activity other than the ownership of the Newco 2 Notes and Equity Interests in Holly or Newco 1, performing its obligations under the Indemnification Agreement and the Contribution Agreement and activities incidental thereto. Newco 2 will not own or acquire any assets (other than the Newco 2 Notes and Equity Interests in Holly or Newco 1, all of which shall at all times be pledged to the Collateral Agent for the ratable benefit of the Secured Parties in accordance with the Guarantee and Collateral Agreement) or incur any liabilities (other than liabilities under the Loan Documents, the Contribution Agreement or the Indemnification Agreement and liabilities imposed by law, including tax liabilities and other liabilities (not including Indebtedness) incidental to its existence and permitted business and activities.

          SECTION 6.08. Limitation on Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Liens (the “Initial Liens”), other than Permitted Liens, upon any of their respective properties (including Equity Interests of a Restricted Subsidiary) securing (i) any Indebtedness of the Borrower unless the Loans are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor unless the Subsidiary Guaranty of such Subsidiary Guarantor is equally and ratably secured; provided, however, that if such Indebtedness constitutes Subordinated Obligations, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Loans or the Subsidiary Guaranties, with the same relative priority as such Subordinated Obligations of the Borrower or the Subsidiary Guarantor will have with respect to the Loans or the Subsidiary Guaranties, as the case may be.
          Any Lien created for the benefit of the Lenders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
          SECTION 6.09. Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (a) the Borrower or such Restricted Subsidiary would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 6.01 and (2) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Loans pursuant to Section 6.08, (b) the net proceeds received by the Borrower or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property and (c) the Borrower applies the proceeds of such transaction in compliance with Section 6.05.
          SECTION 6.10. Impairment of Security Interest. The Borrower shall not, and the Borrower shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, grant to any person other than the Collateral Agent, for the benefit of the Administrative Agent and the Lenders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral other than Permitted Liens.
          SECTION 6.11. Other Indebtedness and Agreements. Except as expressly permitted herein, the Borrower shall not cause or permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Restricted Subsidiaries is outstanding if such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such

Indebtedness in a manner adverse to the Borrower, any of the Restricted Subsidiaries or the Lenders. The Borrower agrees that it shall not permit any modification, variance, amendment or waiver of any provision of any P&T Contract (including any future SNDA) without the prior written consent of the Agent if such modification, variance, amendment or waiver would materially increase the obligations of Alon USA, LP or any other Restricted Subsidiary or confer additional material rights to Holly or HEP Logistics Holdings, L.P. in a manner adverse to the Borrower, Alon USA, LP, any other Restricted Subsidiary or the Lenders without the prior written consent of the Administrative Agent.
          SECTION 6.12. Fiscal Year. The Borrower shall not change its fiscal year-end to a date other than December 31.
          SECTION 6.13. Limitations on Transactions with Paramount. The following covenants will be applicable at all times when the Paramount Guarantee and Collateral Condition shall not have been met (it being agreed that at such time as the Paramount Guarantee and Collateral Condition shall have been met, this Section shall cease to be of any further force or effect):
          (a) The Borrower will not, and will not permit any of its subsidiaries (other than Paramount and its subsidiaries) to, merge with or into or consolidate with Paramount or any of its subsidiaries.
          (b) The Borrower will not, and will not permit any of the Subsidiaries (other than Paramount and its subsidiaries) (i) to transfer any Equity Interests in Subsidiaries to Paramount or any of its subsidiaries (or, in the case of any Subsidiary, to issue any Equity Interests to Paramount or any of its subsidiaries) or (ii) to sell or otherwise transfer to Paramount or any of its subsidiaries any substantial fixed assets.
          (c) The Borrower will not, and will not permit any of its subsidiaries (other than Paramount and its subsidiaries) to, Guarantee or otherwise become or be liable for any Indebtedness or other obligations of Paramount or any of its subsidiaries (other than the Paramount Holdings Limited Guarantee).
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan (or any premium related thereto) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
          (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower only), 5.02(a), 5.05(a), 5.05(e) or 5.07 or in Article VI;
          (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall not be waived and shall continue after any applicable grace period therefor, (ii) any other event or condition shall occur that results in any Material Indebtedness of the Borrower or a Restricted Subsidiary becoming due prior to its scheduled maturity or that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or lenders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition shall not be waived and shall continue after any applicable grace period therefor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, or (iii) the Borrower or any Subsidiary shall default in the performance of any obligation under the P&T Agreement, the Contribution Agreement or any related agreement (and such default is not waived or continues after any applicable cure period therefor) and such default could reasonably be expected, in the judgment of the Administrative Agent or the Required Lenders, to result in the termination of, or the loss or suspension of any rights of the Borrower or any Subsidiary under, the P&T Agreement or in a Material Adverse Effect;
          (g) any person shall make any demand for payment or otherwise seek to exercise or enforce its rights under any Guarantee (and the amount so demanded or sought constitutes Material Indebtedness) by a Loan Party of any Material Indebtedness of any Unrestricted Subsidiary;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up, liquidation or dissolution of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
          (j) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (net of all amounts as to which any insurance company or other indemnifying party (other than the Borrower or an Affiliate of the Borrower) has acknowledged liability) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $20,000,000;
          (l) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under any such Guarantee (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);
          (m) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in any material portion of the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement; or
          (n) Holly or HEP Logistics Holdings, L.P. shall successfully assert any claim against the Borrower, Newco 2, or any other Restricted Subsidiary under or in connection with the Indemnification Agreement in an aggregate amount required to be paid by the Borrower or any Restricted Subsidiary exceeding $10,000,000.
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and (ii) declare the Loans then outstanding to be due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

          The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
          Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic communication, as follows:
          (a) if to the Borrower, to it at Park Central I, 7616 LBJ Freeway, Suite 300, Dallas, TX 75251, Attention of Chief Financial Officer (shai.even@alonusa.com; Telecopy No. (972) 367-3719);

          (b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Thomas Lynch, Agency Group Manager (thomas.lynch@credit-suisse.com; Telecopy No. (212) 325-8304); and
          (c) if to a Lender, to it at its address (or telecopy number or email address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic communication or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. The Borrower, the Administrative Agent and any Lender may each change the address or e-mail address for service of notice and other communications by a notice in writing to the other parties hereto.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Administrative Agent Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
          SECTION 9.03. Binding Effect. This Agreement shall become binding when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral

Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) such Lender shall provide notice to the Borrower and the Administrative Agent of the assignment of any Loans, (ii) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender or an assignment in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of a Lender, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) the amount of the unused Commitment or outstanding Loans, as the case may be, of the assigning Lender and its Related Funds subject to each such assignment shall not be less than $1,000,000 unless the Administrative Agent consents to a lower amount (or, if less, the entire remaining amount of such Lender’s Commitment or outstanding Loans), (iv) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation (whether pursuant to Section 2.20(e) or otherwise reasonably requested by the Administrative Agent) and (vi) each assignment of Loans by a Lender will include ratable amounts of its Loans under the Paramount Facility and the Edgington Facility. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Administrative Agent Fees accrued for its account and not yet paid). For purposes of this Section 9.04(b), (i) “Approved Fund” means (A) a CLO and (B) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (ii) “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment or the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by the Borrower or any Subsidiary in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (and all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all the Subsidiary Guarantors or all or substantially all the Collateral, except as expressly provided in Section 9.17).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”),

identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to such financial institution or to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV; provided that such SPV makes such recipient aware of the confidentiality provisions of Section 9.16.
          (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

          (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (or, if no Loans or Commitments shall then be outstanding or in effect, at the time Loans were most recently outstanding).
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender, or waive or excuse any such payment or any part thereof, without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders”, or (except as expressly provided in Section 9.17) release all or substantially all the Subsidiary Guarantors or all or substantially all the Collateral, without the prior written consent of each Lender, (iv) contractually subordinate any of the Collateral Agent’s Liens without the prior written consent of each Lender or (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, respectively.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER

THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, trustees and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
          (b) Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or otherwise (and any Affiliate thereof and any employee, representative or other agent of such party or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to it relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby. For this purpose, the tax treatment of the transactions contemplated hereby is the purported or claimed U.S. federal tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal tax treatment of such transactions.
          SECTION 9.17. Release of Collateral and Guarantees. (a) Notwithstanding any contrary provision herein or in any other Loan Document, if the Borrower shall request the release under the Guarantee and Collateral Agreement or any other Security Document of any Subsidiary or any Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary or Collateral) to a person other than the Borrower or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Collateral Agent a certificate to the effect that such sale or other disposition and the application of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary from its Guarantee under the Guarantee and Collateral Agreement or the release of such Collateral, as the case may be, substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender. The Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of Collateral required by this paragraph.
          (b) Without limiting the provisions of Section 9.05, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section 9.17.
          SECTION 9.18. Intercreditor Agreements. Reference is made to (a) the Bank of America Intercreditor Agreement and (b) the IDB Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Bank of America Intercreditor Agreement and the IDB Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Bank of America Intercreditor Agreement and the IDB Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Bank of America Intercreditor Agreement and the IDB Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Bank of America Intercreditor Agreement and the IDB Intercreditor Agreement as Collateral Agent and on behalf of such Lender.
          SECTION 9.19. Paramount Guarantee and Collateral Limitations. Notwithstanding any other provision contained herein, amounts realized on the Guarantees of and the security interests created by the Paramount Subsidiary Parties (or on the pledge by Paramount Holdings of Equity Interests of Paramount) prior to the Bank of America Discharge Date may, subject to the provisions of the Bank of America Intercreditor Agreement, be applied to satisfy up to $60,000,000 aggregate principal amount of the Loans made under this Agreement and otherwise in accordance with the

Bank of America Intercreditor Agreement. Following the Bank of America Discharge Date, any amounts realized on the Guarantees of and the security interests created by the Paramount Subsidiary Parties (or on the pledge by Paramount Holdings of Equity Interests of Paramount) may be applied to satisfy the Obligations in accordance with the provisions hereof and the Guarantee and Collateral Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALON USA ENERGY, INC.,

by:	/s/ David Wiessman

Name:	David Wiessman
Title:	Chairman of the Board of Directors

by	/s/ Jeff Morris

Name:	Jeff Morris
Title:	President and Chief Executive Officer

CREDIT SUISSE, Cayman Islands Branch, individually and as Administrative Agent and Collateral Agent,

	by:	/s/ James Moran

Name: James Moran
Title: Managing Director

	by:	/s/ Gregory S. Richards

Name: Gregory S. Richards
Title: Associate